SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

BEACON FEDERAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33713	26-0706826
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6611 Manlius Center Road, East Syracuse, NY 13057
 (Address of principal executive offices) (Zip Code)

(315) 433-0111
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement.

On May 31, 2012, Beacon Federal Bancorp, Inc. (“Beacon Federal Bancorp”), the parent company of Beacon Federal, a federally chartered savings association, and Berkshire Hills Bancorp Inc. (“Berkshire Hills Bancorp”), the parent company of Berkshire Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Beacon Federal Bancorp will merge with and into Berkshire Hills Bancorp. Concurrent with the merger, it is expected that Beacon Federal will merge with and into Berkshire Bank.

Under the terms of the Merger Agreement, 50% of the outstanding shares of Beacon Federal Bancorp common stock will be converted into the right to receive 0.9200 shares of Berkshire Hills Bancorp common stock for each share of Beacon Federal Bancorp and the remaining 50% of outstanding shares of Beacon Federal Bancorp will be exchanged for $20.50 in cash.  Beacon Federal Bancorp shareholders will have the right to elect to receive cash or Berkshire Hills Bancorp common stock as outlined above, subject to proration procedures contained in the Merger Agreement designed to result in 50% of the Beacon Federal shares being exchanged for stock and 50% being exchanged for cash.  All Beacon Federal Bancorp stock options will be converted into options to purchase Berkshire Hills Bancorp common stock.

The senior management of Berkshire Hills Bancorp will remain the same following the merger. At the closing of the merger, Berkshire Hills Bancorp will expand the size of its board by one member and appoint one member of the Beacon Federal Bancorp board of directors to its board.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Beacon Federal Bancorp.  The merger is currently expected to be completed in the fourth quarter of 2012.

Each of the directors and executive officers of Beacon Federal Bancorp have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, Beacon Federal Bancorp has agreed to pay Berkshire Hills Bancorp a termination fee of $5.28 million.

The Merger Agreement also contains usual and customary representations and warranties that Berkshire Hills Bancorp and Beacon Federal Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Berkshire Hills Bancorp and Beacon Federal Bancorp, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between Berkshire Hills Bancorp and Beacon Federal Bancorp rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Berkshire Hills Bancorp will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Beacon Federal Bancorp shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Berkshire Hills Bancorp and Beacon Federal Bancorp and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to Beacon Federal Bancorp shareholders. Copies of the proxy statement/prospectus may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Berkshire Hills Bancorp, Inc., Attention – Investor Relations Department, 24 North Street, Pittsfield, Massachusetts 01201, or to Beacon Federal Bancorp, Inc., 6611 Manlius Center Road, East Syracuse, New York 13057.  Copies of other documents filed by Berkshire Hills Bancorp and Beacon Federal Bancorp with the SEC may also be obtained free of charge at the SEC’s website or by directing a request to Beacon Federal Bancorp at the address provided above.

Beacon Federal Bancorp and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their shareholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Beacon Federal Bancorp’s shareholders in connection with the proposed transaction is set forth in Beacon Federal Bancorp’s proxy statement filed with the SEC in connection with Beacon Federal Bancorp’s annual meeting of shareholders held on May 17, 2012.  Additional information will be set forth in the proxy statement/prospectus when it is filed with the SEC.

A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

d.           Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated May 31, 2012, by and between Berkshire Hills Bancorp Inc., and Beacon Federal Bancorp, Inc.  The exhibits and schedules have been omitted from the Agreement as filed with the SEC pursuant to Item 601(b)(2) of Regulation S-K.  The omitted information is considered immaterial from an investor’s perspective.  Beacon Federal Bancorp, Inc. will furnish to the SEC supplementally a copy of any omitted exhibit or schedule upon request from the SEC.

99.1	Joint press release dated May 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: May 31, 2012	By:	/s/ Ross J. Prossner
Ross J. Prossner
President and Chief Executive Officer